ALLION HEALTHCARE, INC. COMPLETES SALE OF SHARES UPON EXERCISE OF OVER-ALLOTMENT OPTION BY UNDERWRITERS

Melville, NY, July 8, 2005 — Allion Healthcare, Inc. (NASDAQ:ALLI), a leading provider of specialty pharmacy and disease management services to treat HIV/AIDS patients, announced today that the underwriters of the Company’s recent initial public offering of common stock have fully exercised their over-allotment option to purchase an additional 600,000 shares from the Company at the public offering price of $13.00, less an underwriting discount.

Including the over-allotment shares, the Company sold a total of 4,600,000 shares in the offering. The Company realized net proceeds from the offering of approximately $53.6 million after deducting underwriting discounts and estimated offering expenses.

Thomas Weisel Partners LLC, William Blair & Company, L.L.C. and First Albany Capital Inc. served as underwriters for the offering. Kirkland & Ellis LLP acted as counsel to the Company. Alston & Bird LLP acted as counsel to the underwriters.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. Copies of the final prospectus relating to the offering may be obtained by contacting Thomas Weisel Partners LLC, One Montgomery Street, Suite 3700, San Francisco, California 94104, Attn: Syndicate Desk (Tel.: (415) 364-2500; Fax: (415) 364-2529), or William Blair & Company, L.L.C., 222 West Adams Street, Chicago, Illinois 60606, Attn: Syndicate Desk (Tel.: (312) 236-1600) and First Albany Capital Inc., One Penn Plaza, 42nd Floor, New York, New York 10119, Attn: Syndicate Desk (Tel.: (212) 273-7100).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock of Allion Healthcare, Inc., nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state or jurisdiction.

About Allion Healthcare, Inc.

Allion Healthcare, Inc. is a national provider of specialty pharmacy and disease management services focused on HIV/AIDS patients. Allion Healthcare sells HIV/AIDS medications, ancillary drugs and nutritional supplies under the trade name MOMS Pharmacy.

SOURCE: Allion Healthcare, Inc.
James G. Spencer, 631-870-5126